PROMISSORY NOTE

$350,000.00	October 30, 2007

FOR VALUE RECEIVED, American Scientific Resources, Inc., with its primary offices located at 83 South Putts Corner Road, New Paltz, NY 12561-0819 (the "Maker"), promises to pay to the order of Tecnimed srl n company with an address of 12, P.le Cocchi, 21040 Vedano Olona, Italy, (the "Payee"), upon the terms set forth below, the principal sum of Three Hundred Fifty Thousand ($350,000.00) Dollars on the unpaid principal sum outstanding (the “Note”).

1.           Principal              Maker shall be required to pay the Payee an amount in cash, wire transfer or check equal to the principal amount, on or before April 30, 2008.

“Payment of Interest”, Interest on the unpaid principal balance of t his Note shall accrue at a rate of Twelve percent (12%) per annum commencing on the Issuance Date.  Interest shall be computed on the basis of a 365-day year and actual days elapsed.  Interest shall be paid monthly on or before the 30th day of the month, for the preceding month forward. If interest in such period is not paid within ten (10) days of such due date, the provisions of Section 2(b) herein shall take effect.

2.           Events of Default.

(a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) Any default in the payment of the principal of this Note, as and when the same shall become due and payable;

(ii) Maker shall fail to observe or perform any obligation or shall breach any term or provision of this Note;

 (iii) Maker shall commence, or there shall be commenced against Maker, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker, or there is commenced against Maker, any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Maker is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Maker suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Maker, makes a general assignment for the benefit of creditors; or Maker, shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or Maker shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Maker shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Maker for the purpose of effecting any of the foregoing; or

(b) If any Event of Default occurs, the full principal amount of this Note, shall become, at the Payee's election, immediately due and payable by check, with penalty interest accruing at six percent (6%) per month on any unpaid obligation, payable on the following schedule:  three percent (3%) paid per month by check, and three percent (3%) paid per month in Restricted Common Shares at market price (The 3 day average of the Bid and Ask price of the 3 days preceding the last day of the month).  The Payee need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Payee may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Payee at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. At Payees option, any failure of Maker to make interest payment due under Section 1(a) herein within the time periods set forth therein shall also obligate maker to pay penalty interest as set forth in the first sentence of this Section 2(b).

3.           No Waiver of Payee's Rights. All payments of principal shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

4.           Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

5.           Additional Consideration   The Maker will guarantee the delivery of securities set forth in Schedule A.

6.           Cumulative Rights and Remedies; Usury. The rights and remedies of Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note or applicable law (including at equity). The election of Payee to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Maker agrees Payee may take from time to time. If it shall be found that any interest due hereunder arising from an Event of Default shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

7.           Collection Expenses.               If Payee shall commence an action or proceeding to enforce this Note, then Maker shall reimburse Payee for its costs of collection and reasonable attorneys fees incurred with the investigation, preparation and prosecution of such action or proceeding.

8.           Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

9.           Successors and Assigns. This Note shall be binding upon Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term "Payee" as used herein, shall also include any endorsee, assignee or other holder of this Note.

10.           Lost or Stolen Promissory Note. If this Note is lost, stolen, mutilated or otherwise destroyed, Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, Maker may require the Payee to deliver to Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note. Any costs incurred pursuant to this paragraph shall be the responsibility of the Payee.

11.           Due Authorization. This Note has been duly authorized, executed and delivered by Maker and is the legal obligation of Maker, enforceable against Maker. Maker has taken all necessary corporate action, by resolution, and the borrowing by maker hereunder does not conflict with the Maker’s bylaws or Certificate of Incorporation.

12.           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each of Maker and Payee agree that all legal proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced in the Courts of the State of New York, located in New York, New York, the courts of the United States of America for the District of New York, and appellate courts from any thereof (the "New York Courts"). Each of Maker and Payee hereby irrevocably submit to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each of Maker and Payee hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the other at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of Maker and Payee hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

13.           Stock Pledge.  This Note is secured by that certain Stock Pledge Agreement by and between the parties hereto.

14.           Pre-Payment.   Maker may prepay this Note in whole or in part at any time, and from time to time, without being required to pay any penalty or premium for such privilege. The undersigned signs this Note as a maker and not as a surety or guarantor or in any other capacity.

American Scientific Resources, Inc.

By:
	Name:	Christopher F. Tirotta. MD, MBA
	Title:	CEO/Chairman of the Board
	Date:	October 30, 2007

Schedule A

Additional Consideration

In consideration of the 12% promissory Note:

The Payer shall receive:

•	375,000 restricted Common Shares of ASFX